JOHN H. HARLAND COMPANY AND SUBSIDIARIES

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The financial statements included in this report were prepared by the Company in conformity with accounting principles generally accepted in the United States of America. Management’s best estimates and judgments were used, where appropriate. Management is responsible for the integrity of the financial statements and for other financial information included in this report. The financial statements have been audited by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. As set forth in their report, their audits were conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) generally accepted in the United States of America and formed the basis for their opinion on the accompanying financial statements. They consider the Company’s control structure and perform such tests and other procedures as they deem necessary to express an opinion on the fairness of the financial statements.

The Company maintains a control structure which is designed to provide reasonable assurance that assets are safeguarded and that the financial records reflect the authorized transactions of the Company. As a part of this process, the Company has an internal audit function which assists management in evaluating and monitoring the adequacy and effectiveness of the control structure.

The Audit Committee of the Board of Directors is composed of directors who are neither officers nor employees of the Company. The Audit Committee meets periodically with management, internal audit and the independent registered public accounting firm to discuss audit matters, the Company’s control structure and financial reporting matters. Internal audit and the independent registered public accountants have full and free access to the Audit Committee.

/s/ Timothy C. Tuff	/s/ Charles B. Carden
Timothy C. Tuff Chairman, President and Chief Executive Officer	Charles B. Carden Senior Vice President and Chief Financial Officer

February 27, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
John H. Harland Company:

We have audited the accompanying consolidated balance sheets of John H. Harland Company and subsidiaries (the ‘‘Company’’) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of John H. Harland and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share Based Payment, on January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132R, on December 31, 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 27, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
John H. Harland Company:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that John H. Harland Company and subsidiaries (the ‘‘Company’’) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in Management’s Report on Internal Control Over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Financialware, Inc., which was acquired in January 2006 and whose financial statements constitute 2.2 percent and 1.1 percent of net and total assets, respectively, 0.4 percent of revenues, and -0.3 percent of net income of the consolidated financial statement amounts as of and for the year ended December 31, 2006. Accordingly, our audit did not include the internal control over financial reporting at Financialware, Inc. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2006 of the Company and our report dated February 27, 2007, which included an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, on January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans-An amendment of FASB Statements No. 87, 88, 106, and 132R, on December 31, 2006, expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 27, 2007

John H. Harland Company and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$10,458	$10,298
Accounts receivable from customers, less allowance for doubtful accounts of $1,958 and $2,695	83,215	82,155
Inventories:
Raw materials	15,481	17,739
Work in process	1,943	596
Finished goods	2,141	2,062
Deferred income taxes	10,917	8,257
Prepaid income taxes	3,758	8,171
Income taxes receivable	7,508	5,163
Prepaid expenses	19,388	16,291
Other	6,000	3,843
Total current assets	160,809	154,575
Investments and Other Assets:
Investments	12,020	10,730
Goodwill – net	367,525	357,243
Intangible assets – net	103,273	116,477
Developed technology & content	20,232	25,317
Upfront contract payments – net	36,991	45,993
Other	4,986	4,896
Total investments and other assets	545,027	560,656
Property, Plant and Equipment:
Land	2,245	2,245
Buildings and improvements	37,916	37,122
Machinery and equipment	275,058	272,034
Furniture and fixtures	25,411	23,832
Leasehold improvements	15,037	14,472
Additions in progress	5,776	5,230
Total property, plant and equipment	361,443	354,935
Less accumulated depreciation and amortization	274,212	250,317
Property, plant and equipment – net	87,231	104,618
Total	$793,067	$819,849

John H. Harland Company and Subsidiaries
Consolidated Balance Sheets  (continued)
(In thousands, except share and per share amounts)

	December 31,
	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,727	$38,822
Deferred revenues	79,797	72,245
Current maturities of long-term debt	157	5,448
Accrued liabilities:
Salaries, wages and employee benefits	46,220	44,343
Taxes	16,821	10,664
Customer incentives	13,196	12,075
Non-employee director compensation	10,865	—
Other	17,378	22,516
Total current liabilities	227,161	206,113
Long-Term Liabilities:
Long-term debt	211,054	250,116
Deferred income taxes	—	9,148
Other	42,277	35,330
Total long-term liabilities	253,331	294,594
Total liabilities	480,492	500,707
Commitments and Contingencies (see Note 14)
Temporary Equity	4,114	—
Shareholders’ Equity:
Preferred stock, authorized 500,000 shares of $1.00 par value, none issued	—	—
Common stock, authorized 144,000,000 shares of $1.00 par value, 37,907,497 shares issued	37,907	37,907
Additional paid-in capital	10,216	22,361
Retained earnings	591,754	540,894
Accumulated other comprehensive income (loss):
Foreign currency translation adjustments	201	108
Unrealized gains (losses) on investments – net	425	1,145
Actuarial loss on postretirement benefits – net	(1,359)	—
Unamortized restricted stock awards	—	(19,749)
	639,144	582,666
Less 12,135,733 and 10,707,645 shares in treasury, at cost	330,683	263,524
Total shareholders’ equity	308,461	319,142
Total	$793,067	$819,849

See Notes to Consolidated Financial Statements.

John H. Harland Company and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Years ended December 31,
	2006	2005	2004
Sales:
Product sales	$790,984	$768,421	$632,650
Service sales	259,195	208,209	157,668
Total sales	1,050,179	976,630	790,318
Cost of sales:
Cost of products sold	403,074	403,606	343,419
Cost of services sold	117,714	87,658	56,970
Total cost of sales	520,788	491,264	400,389
Gross Profit	529,391	485,366	389,929
Selling, general and administrative expenses	383,630	342,379	288,199
Asset impairment charges	—	—	10,329
(Gain) loss on disposal of assets – net	56	67	(3,387)
Amortization of other intangible assets	15,974	11,590	3,773
Income From Operations	129,731	131,330	91,015
Other Income (Expense):
Interest expense	(16,050)	(9,994)	(4,117)
Gain on sale of investments – net	—	58	132
Other – net	936	1,059	732
Total	(15,114)	(8,877)	(3,253)
Income from continuing operations and before income taxes and cumulative effect of change in accounting principle	114,617	122,453	87,762
Income taxes	41,688	46,201	32,732
Income from continuing operations and before cumulative effect of change in accounting principle	72,929	76,252	55,030
Cumulative effect of change in accounting principle, net of income taxes	345	—	—
(Loss) income from discontinued operations, net of income taxes	(5,176)	(774)	85
Net Income	$68,098	$75,478	$55,115
Basic Earnings Per Common Share:
Income from continuing operations and before cumulative effect of change in accounting principle	$2.81	$2.80	$2.02
Cumulative effect of change in accounting principle, net of income taxes	$0.01	$—	$—
(Loss) income from discontinued operations, net of income taxes	$(0.20)	$(0.03)	$—
Net Income	$2.62	$2.77	$2.02
Diluted Earnings Per Common Share:
Income from continuing operations and before cumulative effect of change in accounting principle	$2.73	$2.71	$1.96
Cumulative effect of change in accounting principle, net of income taxes	$0.01	$—	$—
(Loss) income from discontinued operations, net of income taxes	$(0.19)	$(0.03)	$—
Net Income	$2.55	$2.69	$1.96

See Notes to Consolidated Financial Statements.

John H. Harland Company and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Years ended December 31,
	2006	2005	2004
Operating Activities:
Net income	$68,098	$75,478	$55,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,720	36,808	36,004
Amortization of upfront contract payments	31,206	32,888	26,392
Other amortization	23,148	17,500	9,383
Cumulative effect of change in accounting principle, net of taxes	(345)	—	—
Asset impairment charges	3,928	—	10,329
(Gain) loss on disposal of assets – net	56	67	(3,387)
Share-based compensation	17,734	7,175	5,633
Tax benefits from share-based compensation		6,272	1,356
Deferred income taxes	(6,030)	(2,247)	25,585
Other – net	1,157	(267)	1,930
Changes in assets and liabilities net of effects of businesses acquired:
Accounts receivable	(1,172)	(3,767)	(7,358)
Income taxes receivable	2,650	10,143	(15,574)
Inventories and other current assets	(5,892)	(4,881)	(31)
Deferred revenues	7,153	7,461	(3,804)
Accounts payable and accrued liabilities	(15)	(3,642)	5,907
Upfront contract payments	(22,204)	(25,231)	(27,109)
Net cash provided by operating activities	153,192	153,757	120,371
Investing Activities:
Purchases of property, plant and equipment	(23,451)	(23,917)	(28,943)
Proceeds from sale of property, plant and equipment	1,120	3,695	8,300
Payments for acquisition of businesses - net of cash acquired	(10,296)	(239,756)	(30,160)
Other – net	56	(2,130)	(240)
Net cash (used in) investing activities	(32,571)	(262,108)	(51,043)
FINANCING ACTIVITIES:
Credit facility borrowings	454,425	569,172	248,544
Credit facility payments	(498,388)	(415,878)	(274,302)
Repurchases of stock	(75,434)	(45,052)	(45,295)
Issuance of treasury stock	13,164	17,004	15,990
Dividends paid	(17,101)	(15,267)	(12,506)
Tax benefits from share-based compensation	5,050	—	—
Other – net	(2,177)	(544)	(1,070)
Net cash provided by (used in) financing activities	(120,461)	109,435	(68,639)
Increase in cash and cash equivalents	160	1,084	689
Cash and cash equivalents at beginning of year	10,298	9,214	8,525
Cash and cash equivalents at end of year	$10,458	$10,298	$9,214
Supplemental cash flow information:
Interest paid	$14,964	$9,308	$3,882
Income taxes paid, net of refunds	36,370	40,337	20,585

See Notes to Consolidated Financial Statements.

John H. Harland Company and Subsidiaries
Consolidated Statements of Shareholders’ Equity

	Years ended December 31, 2006, 2005 and 2004
(In thousands, except share and per share amounts)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unamortized Restricted Stock Awards	Total Shareholders’ Equity
BALANCE, DECEMBER 31, 2003	$37,907	$7,788	$448,688	$(735)	$(232,797)	$(5,408)	$255,443
Net income			55,115				55,115
Other comprehensive income (loss):
Foreign currency translation adjustments				301			301
Unrealized losses on investments, net of $14 in tax benefits				(23)			(23)
Changes in fair value of cash flow hedging instruments, net of $175 in tax provision				273			273
Comprehensive income							55,666
Cash dividends, $0.45 per share			(12,506)				(12,506)
Repurchase of 1,399,300 shares of stock					(45,295)		(45,295)
Issuance of 1,183,001 shares of treasury stock under stock compensation plans		1,100	(5,224)		32,837	(12,723)	15,990
Share-based compensation		882				4,751	5,633
Tax benefits from share-based compensation		1,356					1,356
Other		65	(64)		(1,697)		(1,696)
BALANCE, DECEMBER 31, 2004	37,907	11,191	486,009	(184)	(246,952)	(13,380)	274,591
Net income			75,478				75,478
Other comprehensive income (loss):
Foreign currency translation adjustments				261			261
Unrealized gains on investments, net of $784 in tax provision				1,176			1,176
Comprehensive income							76,915
Cash dividends, $0.55 per share			(15,267)				(15,267)
Repurchase of 1,178,722 shares of stock					(45,052)		(45,052)
Issuance of 1,100,877 shares of treasury stock under stock compensation plans		3,762	(5,226)		30,969	(12,501)	17,004
Share-based compensation		1,043				6,132	7,175
Tax benefits from share-based compensation		6,272					6,272
Other		93	(100)		(2,489)		(2,496)
BALANCE, DECEMBER 31, 2005	37,907	22,361	540,894	1,253	(263,524)	(19,749)	319,142
Adoption of SFAS 123R		(19,749)				19,749	—
Net income			68,098				68,098
Other comprehensive income (loss):
Foreign currency translation adjustments				93			93
Unrealized gains on investments, net of $481 in tax benefits				(720)			(720)
Comprehensive income							67,471
Cash dividends, $0.65 per share			(17,101)				(17,101)
Repurchase of 1,950,500 shares of stock					(75,434)		(75,434)
Issuance of 522,412 shares of treasury stock under stock compensation plans		1,367			11,797		13,164
Share-based compensation		12,422					12,422
Tax benefits from share-based compensation		5,050					5,050
Reclassification of non-employee director share-based deferred compensation to current liabilities		(6,014)					(6,014)
Other		(1,107)	(137)		(3,522)		(4,766)
Reclassification to temporary equity for restricted stock awards pursuant to EITF Topic D-98		(4,114)					(4,114)
Adoption of SFAS 158:
Actuarial loss on postretirement benefits, net of $3,017 in tax benefits				(1,359)			(1,359)
BALANCE, DECEMBER 31, 2006	$37,907	$10,216	$591,754	$(733)	$(330,683)	$—	$308,461

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Consolidation

The consolidated financial statements include the financial statements of John H. Harland Company and its majority-owned subsidiaries (the ‘‘Company’’). Intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity, when purchased, of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market. Cost of inventory for checks, forms and hardware component parts is determined by average costing or the first-in, first-out method.

Impairment of Long-Lived Assets

Assets held for disposal are carried at the lower of carrying amount or fair value, less estimated cost to sell such assets. The Company reviews long-lived assets and certain intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and any impairment losses are reported in the period in which the impairment criteria are met based on the fair value of the asset.

Investments

The Company classifies its investments as either available-for-sale securities or trading securities. Available-for-sale securities consist of U.S. corporate securities and other equity interests which are stated at market value, with unrealized gains and losses on such investments reflected, net of tax, as other comprehensive income in shareholders’ equity. Realized gains and losses on investments are included in earnings and are derived using the specific identification method. If the market value of an investment declines below its cost, the Company evaluates whether the decline is temporary or other than temporary. The Company considers several factors in determining whether a decline is temporary including the length of time market value has been below cost, the magnitude of the decline, financial prospects of the business and the Company’s intention to hold the security. If a decline in market value of an investment is determined to be other than temporary, the carrying amount is written down and included in current earnings.

Trading securities consist of investment assets, primarily mutual fund investments, of a nonqualified deferred compensation plan for eligible employees. Participants in this plan are able to direct contributions to a number of diversified assets and settle in cash. This plan is being accounted for under EITF 97-14, ‘‘Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested.’’ As trading securities, changes in fair value are recognized as a charge or credit in other income. A related offsetting deferred compensation obligation is classified as a noncurrent liability and adjusted, with a corresponding charge or credit to compensation cost, to reflect changes in the fair value of the amount owed to the participants. Investments held by the rabbi trust totaled $9.6 million and $7.1 million as of December 31, 2006 and 2005, respectively, and are included within the investment caption on the Company’s consolidated balance sheets with the corresponding liability being reflected as long-term. For 2006, 2005 and 2004, the investment income and corresponding compensation cost was $0.9 million, $0.4 million and $0.5 million, respectively.

The following is a summary of security investments at December 31, 2006 and 2005 (in thousands):

	Available-for-sale		Trading Securities
	Cost	Market	Cost	Market
2006
Rabbi trust	$—	$—	$9,366	$9,593
Other equity	1,718	2,427	—	—
Total	1,718	2,427	9,366	9,593
2005
Rabbi trust	—	—	6,894	7,120
Other equity	1,700	3,610	—	—
Total	$1,700	$3,610	$6,894	$7,120

Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses acquired. The Company reviews goodwill for impairment annually in accordance with the provisions of Financial Accounting Standards Board (‘‘FASB’’) Statement No. 142, ‘‘Goodwill and Other Intangible Assets’’ (‘‘SFAS 142’’). No impairment of goodwill was identified during the years ended December 31, 2006, 2005 and 2004.

Other intangible assets consist primarily of purchased customer lists, developed technology, content and trademarks that were acquired in business combinations. Other intangible assets are amortized on an accelerated or straight-line basis over periods ranging from four to twenty years. Amortization periods of other intangible assets are periodically reviewed to determine whether events or circumstances warrant revision to estimated useful lives. Carrying values of other intangible assets are reviewed to assess recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable based on expectations of undiscounted cash flows.

Upfront Contract Payments

Certain contracts with the Company’s customers involve upfront payments to the customer. These payments are capitalized and amortized as a reduction of sales over the life of the related contract and are generally refundable from the customer on a prorated basis if the contract is canceled prior to the contract termination date. At December 31, 2006, $32.6 million of these unamortized payments were refundable and $4.4 million were nonrefundable.

Software and Other Development Costs

The Company expenses research and development costs, including expenditures related to development of software products that do not qualify for capitalization. Research and development costs, which are primarily costs incurred related to the development of software, totaled $25.3 million, $23.4 million and $21.9 million in 2006, 2005 and 2004, respectively, and are recorded in selling, general and administrative expenses.

Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred after the technological feasibility of the subject software product has been established and prior to its availability for sale are capitalized in accordance with FASB Statement No. 86, ‘‘Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.’’ Capitalized software development costs are amortized on a product-by-product basis using the estimated economic life of the product on a straight-line basis over three to six years. Unamortized software development costs in excess of estimated net realizable value from a particular product are written down to their estimated net realizable value.

The Company accounts for costs to develop or obtain computer software for internal use in accordance with Accounting Standards Executive Committee Statement of Position 98-1, ‘‘Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,’’ which requires certain costs to be capitalized.

Advertising Costs

Advertising costs are expensed as incurred and were $5.2 million, $5.2 million and $3.4 million for 2006, 2005 and 2004, respectively. Advertising costs, which are recorded in selling, general and administrative expenses, consist primarily of marketing new products, re-branding existing products and launching new initiatives throughout the Company.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation of buildings is computed primarily by the straight-line method over periods up to 45 years. Depreciation of equipment, furniture and fixtures is calculated by the straight-line method over periods ranging from three to ten years. Leasehold improvements are amortized by the straight-line method over the life of the lease or the life of the property, whichever is shorter. Accelerated methods are used for income tax purposes for all property where allowed. The Company capitalizes the qualifying costs of software developed or obtained for internal use. Depreciation is computed for internal use software by using the straight-line method over three to seven years.

Depreciation expense was $33.7 million, $36.8 million and $36.0 million in 2006, 2005 and 2004, respectively.

Self-Insurance

The Company is primarily self-insured for workers’ compensation and group medical costs. Provisions for losses expected under these programs are recorded based on the Company’s estimates of the aggregate liabilities for the claims incurred. Payments for claims beyond one year have been discounted. As of December 31, 2006 and 2005, the combined liabilities for workers compensation and group medical liability were $8.4 million and $8.8 million, respectively.

Risk Management Contracts

The Company recognizes all derivatives at fair value as either assets or liabilities in the consolidated balance sheets and changes in the fair values of such instruments are recognized currently in earnings unless specific hedge accounting criteria are met. If specific cash flow hedge accounting criteria are met, the Company recognizes the changes in fair value of these instruments in other comprehensive income.

The Company has used derivative financial instruments to manage interest rate risk. On the date the interest rate derivative contract is entered into, the Company designates the derivative as either a fair value hedge or a cash flow hedge. The Company formally documents the relationship between hedging instruments and the hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. The Company links all hedges that are designated as fair value hedges to specific assets or liabilities on the balance sheet or to specific firm commitments. The

Company links all hedges that are designated as cash flow hedges to forecasted transactions or to liabilities on the balance sheet. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If an existing derivative were to become not highly effective as a hedge, the Company would discontinue hedge accounting prospectively.

During 2004, the Company recorded the changes in values related to cash flow hedges in other comprehensive income and such changes were not material. There were no cash flow hedges in place during 2006 and 2005. In 2006, 2005 and 2004, the Company did not have any hedging instruments that were designated as fair value hedges.

Translation of Foreign Currencies

Financial statement accounts that are maintained in foreign currencies are translated into U.S. dollars. Assets and liabilities denominated in foreign currencies are translated at end-of-period exchange rates. Results of operations denominated in foreign currencies are translated using average exchange rates for the year. The resulting currency translation adjustments are reported in accumulated other comprehensive income. Realized currency exchange gains and losses resulting from transactions are included in earnings as incurred and were not significant in 2006, 2005 and 2004. The Company considers undistributed earnings of foreign subsidiaries to be permanently invested. As a result, no income taxes have been provided on these undistributed earnings or on the foreign currency translation adjustments recorded as a part of other comprehensive income.

Revenue Recognition

The Company recognizes product and services revenue when persuasive evidence of a noncancelable arrangement exists, delivery has occurred and/or services have been rendered, the price is fixed or determinable, collectibility is reasonably assured, legal title and economic risk is transferred to the customer and when an economic exchange has taken place.

For multiple-element software arrangements, total revenue is allocated to each element based on the fair value method or the residual method when applicable. Under the fair value method, the total revenue is allocated among the elements based upon the relative fair value of each element as determined through vendor-specific objective evidence. Under the residual method, the fair value of the undelivered maintenance, training and other service elements, as determined based on vendor-specific objective evidence (the price of a bundled element when sold separately), is deferred and the remaining (residual) arrangement is recognized as revenue at the time of delivery. For multiple-element arrangements that do not include software, total revenue is allocated to contract elements based on the provisions of EITF 00-21, ‘‘Accounting for Revenue Arrangements with Multiple Elements.’’ Maintenance fees are deferred and recognized ratably over the maintenance period, which is usually twelve months. Training revenue is recognized as the services are performed.

Revenue from licensing of software under usage-based contracts is recognized ratably over the term of the agreement or on an actual usage basis. Revenue from licensing of software under limited term license agreements is recognized ratably over the term of the agreement.

For software that is installed and integrated by the Company or customer, revenue is recognized upon shipment assuming functionality has already been proven and there are no significant customizations that would cause a substantial acceptance risk. For software that is installed, integrated and customized by the Company, revenue is recognized on a percentage-of-completion basis as the services are performed using an input method based on labor hours. Estimates of efforts to complete a project are used in the percentage-of-completion calculation. Due to the uncertainties inherent in these estimates, actual results could differ from those estimates.

Revenue from outsourced data processing services and other transaction processing services is recognized in the month the transactions are processed or the services are rendered.

The contractual terms of software sales do not provide for product returns or allowances. However, on occasion the Company may allow for returns or allowances primarily in the case of a new product release. Provisions for estimated returns and sales allowances are established by the Company concurrently with the recognition of revenue and are based on a variety of factors including actual return and sales allowance history and projected economic conditions.

Service revenues are comprised of revenues derived from software maintenance agreements, card services, field maintenance services, core processing service bureau deliverables, analytical services, consulting services and training services.

Accrued Customer Incentives

The Printed Products segment has contractual agreements with many of its customers that provide incentives for rebates or discounts on certain products. Such rebates and discounts are recorded as reductions to revenue and as accrued liabilities. Some agreements may provide for the purchase of certain products not covered by that agreement to be purchased at a discount by the customer and the cost of such products is recorded as cost of goods sold over the term of the agreement and as an accrued liability.

Shipping and Handling

Revenue received from shipping and handling fees is reflected in net sales. Costs related to shipping and handling are included in cost of goods sold.

Share-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R) (‘‘SFAS 123(R)’’), ‘‘Share-Based Payment,’’ which establishes accounting for share-based awards exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company amortizes share-based compensation by using the straight-line method. The Company elected to adopt the modified prospective transition method as provided by SFAS 123(R). In accordance with the requirements of the modified prospective transition method, consolidated financial statements for prior year periods have not been restated to reflect the fair value method of expensing share-based compensation. Additionally, effective with the adoption of SFAS 123(R) excess tax benefits realized from the exercise of share-based awards are classified in cash flows from financing activities.

Prior to January 1, 2006, the Company applied Accounting Principles Board Opinion No. 25, ‘‘Accounting for Stock Issued to Employees’’ (‘‘APB 25’’) and related interpretations in accounting for its share-based compensation plans and applied the disclosure-only provisions of FASB Statement No. 123, ‘‘Accounting for Stock-Based Compensation (‘‘SFAS 123’’), as amended by FASB Statement No. 148, ‘‘Accounting for Stock-Based Compensation-Transition and Disclosure’’ (‘‘SFAS 148’’). In accordance with APB 25, no stock-based compensation cost was reflected in net income for options or purchases under the Company’s stock purchase plans. If the compensation cost for options granted under the Company’s stock-based compensation plans and purchases under the employee stock purchase plan had been determined based on the fair value at the grant dates, consistent with SFAS 123, the Company’s net income and earnings per share would have changed to the pro forma amounts as follows (in thousands):

	2005	2004
Net income:
As reported	$75,478	$55,115
Add: stock-based compensation expense included in reported net income, net of tax	4,377	3,436
Deduct: stock-based compensation expense determined under the fair value based method for all awards, net of tax	(8,467)	(7,405)
Pro forma net income	$71,388	$51,146
Earnings per common share:
As reported
Basic	$2.77	$2.02
Diluted	$2.69	$1.96
Pro forma
Basic	$2.62	$1.88
Diluted	$2.54	$1.83

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model incorporates assumptions as to dividend yield, volatility, an appropriate risk-free interest rate and the expected life of the option. Many of these assumptions require management’s judgment. The Company’s volatility is based upon historical volatility of the Company’s stock unless management has reason to believe that future volatility will differ from the past. The expected term for grants under SFAS 123(R) is derived using the simplified method which is the average of the weighted average vesting period and the contractual term. The risk-free rate is based on the yield on the zero coupon U.S. Treasury in effect at the time of grant based on the expected term of the option. The fair value of restricted stock awards is based on the market value at the date of grant.

The Company uses a lattice option-pricing model to estimate the value of cash-settled share appreciation rights (‘‘cash-settled SARs’’) due to certain features included in those awards that are not anticipated in a Black-Scholes option-pricing model. The lattice option-pricing model incorporates assumptions as to dividend yield, volatility, risk-free interest rate and a post-vesting termination rate. Many of these assumptions require management’s judgment. The dividend yield, volatility and risk-free interest rates are determined in the same manner as assumptions used in the Black-Scholes option-pricing model. The expected life is derived from the output of the binomial lattice model and represents the period of time that the cash-settled SARs are expected to be outstanding. The post-vesting termination rate is estimated based on the Company’s past experience with its stock option awards. Cash-settled SARs are liability-classified awards which are remeasured to fair value at each reporting date.

Shares issued under stock compensation plans are issued from the Company’s treasury shares. In December 2005, the Company’s board of directors approved a plan to repurchase 3,000,000 shares. Shares purchased may be held in treasury, used for acquisitions, used to fund the Company’s share-based benefit and compensation plans or for other corporate purposes. During the year ended

December 31, 2006, the Company repurchased 1,950,500 shares under this plan. The Company is not permitted to purchase additional shares under this authorization without the written consent of MFW pursuant to the merger agreement with MFW (see Note 17).

Upon the adoption of SFAS 123(R) the Company recognized a benefit of $0.6 million ($0.3 million after tax) as the cumulative effect of a change in accounting principle resulting from the requirement to estimate forfeitures of the Company’s restricted stock grants at the date of grant instead of recognizing them as incurred. The estimated forfeiture rate was applied to the previously recorded compensation expense of the Company’s unvested restricted stock in determining the cumulative effect of a change in accounting principle. The cumulative benefit, net of tax, increased both basic and diluted earnings per share by $0.01 for the twelve month period ended December 31, 2006.

As a result of the SFAS 123(R) requirements, share-based compensation costs increased $6.6 million before income taxes, or $0.15 per diluted share, during the twelve month period ended December 31, 2006.

See Note 10 for more information regarding the Company’s stock compensation plans.

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Earnings Per Common Share

Earnings per common share for 2006, 2005 and 2004 have been computed under the provisions of FASB Statement No. 128, ‘‘Earnings Per Share.’’ The computation of basic and diluted earnings per share was as follows (in thousands, except per share amounts):

	2006	2005	2004
Numerators:
Income from continuing operations and before cumulative effect of change in accounting principle	$72,929	$76,252	$55,030
Cumulative effect of change in accounting principle, net of income taxes	345	—	—
(Loss) income from discontinued operations, net of income taxes	(5,176)	(774)	85
Net income	$68,098	$75,478	$55,115
Denominator – basic
Weighted average shares outstanding	25,759	27,056	27,129
Weighted average deferred shares outstanding under non-employee directors compensation plan	196	168	140
Weighted average shares outstanding – basic	25,955	27,224	27,269
Denominator – diluted
Weighted average shares outstanding – basic	25,955	27,224	27,269
Dilutive effect of stock options and restricted stock	748	866	815
Weighted average shares outstanding – diluted	26,703	28,090	28,084
Earnings Per Common Share – basic:
Income from continuing operations and before cumulative effect of change in accounting principle	$2.81	$2.80	$2.02
Cumulative effect of change in accounting principle, net of income taxes	$0.01	$—	$—
(Loss) income from discontinued operations, net of income taxes	$(0.20)	$(0.03)	$—
Net income	$2.62	$2.77	$2.02
Earnings Per Common Share – diluted:
Income from continuing operations and before cumulative effect of change in accounting principle	$2.73	$2.71	$1.96
Cumulative effect of change in accounting principle, net of income taxes	$0.01	$—	$—
(Loss) income from discontinued operations, net of income taxes	$(0.19)	$(0.03)	$—
Net income	$2.55	$2.69	$1.96

The potentially dilutive common shares relate to options and restricted stock granted under stock compensation plans. Potentially dilutive common shares that were not included in the calculation of diluted earnings per share for 2006, 2005 and 2004 because they were anti-dilutive were 100,606; 468 and 10,457, respectively.

Income Taxes

The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between financial statement and tax bases of assets and liabilities. A valuation allowance is provided for deferred tax assets for which realization cannot be considered more likely than not.

New Accounting Standards

In June 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued FASB Interpretation No. 48 (‘‘FIN 48’’), ‘‘Accounting for Uncertainty in Income Taxes,’’ an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, ‘‘Accounting for Income Taxes.’’ FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For the Company, FIN 48 is effective beginning January 1, 2007.

The Company is currently in the process of evaluating FIN 48 for all open tax years, which generally include the tax years ended December 31, 2001, and forward. Prior to the issuance of FIN 48, the Company had already established a method of accounting for tax uncertainties that closely matched the general principles of FIN 48. More specifically, the Company utilized a process of identifying tax uncertainties to which the Company assessed whether each position met a ‘‘more likely than not’’ recognition threshold. Following this recognition test, the Company used a ‘‘best estimate’’ approach for the measurement of these tax positions. While the Company’s ‘‘best estimate’’ approach to measuring tax uncertainties differs from the FIN 48 ‘‘cumulative probability’’ approach, at this time, the Company has no reason to believe that these two measurement approaches will yield significantly dissimilar results.

As part of the process to adopt FIN 48, the Company has executed a series of procedures that include, but are not limited to, the identification and inventorying of income tax positions for open tax years, the determination of whether identified tax uncertainties satisfied the ‘‘more likely than not’’ recognition threshold, and the documentation of all findings to date. The Company is in the process of completing its measurement of tax uncertainties and their impact, if any, on their financial statements. To date, the Company has not identified any new uncertain tax positions that had not been accounted for under its prior method of accounting for tax uncertainties.

In September 2006, the FASB issued Statement No. 157, ‘‘Fair Value Measures’’ (‘‘SFAS 157’’). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its financial statements.

In September 2006, the FASB issued Statement No. 158, ‘‘Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132R’’ (‘‘SFAS 158’’). SFAS 158 requires an entity to recognize in its statement of financial condition the funded status of its defined benefit postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation. SFAS 158 also requires an entity to recognize changes in the funded status of a defined benefit postretirement plan within accumulated other comprehensive income, net of tax, to the extent such changes are not recognized in earnings as components of periodic net benefit cost. SFAS 158 is effective as of the end of the fiscal year ended December 31, 2006. SFAS 158 does not change the amount of actuarially determined expense that is recorded in the consolidated statement of income. See Note 12 for the incremental effect of the adoption of SFAS 158 on the Company’s financial position.

In September 2006, the Securities and Exchange Commission (‘‘SEC’’) issued Staff Accounting Bulletin No. 108 (‘‘SAB 108’’). SAB 108 expresses SEC staff views regarding the process of quantifying and evaluating the materiality of misstatements in financial statements. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have any impact on the Company’s results from operations or financial position.

In November 2004, the FASB issued FASB Statement No. 151, ‘‘Inventory Costs – An Amendment of ARB No. 43, Chapter 4’’ (‘‘SFAS 151’’) to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials should be recognized as current-period charges and also requires that allocation of fixed production overheads to costs of conversion be based on the normal capacity of the production facilities. The Company adopted the provisions of SFAS 151 on January 1, 2006. The adoption of SFAS 151 did not have a material effect on the Company’s financial position and results of operations.

Reclassifications

Prior to 2006, the Company included substantially all stock compensation expense and a 401(k) plan performance contribution as a corporate expense classified within selling, general and administrative expenses. In conjunction with the adoption of SFAS 123(R) and pursuant to SEC Staff Accounting Bulletin No. 107, the Company elected to include stock compensation and the 401(k) plan performance contribution expense in results of operations of the related business segment and to classify a portion of these expenses to cost of goods sold based on the activities of individuals within the business segment that are participants in these compensation programs. Prior periods have been reclassified to conform to these changes. This reclassification to prior periods had no impact on net income or on shareholders’ equity as previously reported.

Business Segment Changes

During the fourth quarter of 2006, the Company transferred its field maintenance services from the Scantron business segment to the Software and Services business segment. This transfer was implemented to align the relationship between core processing offerings and the services and maintenance requirements of the financial institution market. Also in the fourth quarter of 2006, the Company classified a printing operation in Mexico as discontinued operations and, accordingly, removed such operations from the Printed Products segment. During the third quarter of 2006, the Company reassigned certain business operations including card products, educational services and fraud payment prevention solutions from the Software & Services business segment to the Printed Products business segment. During the second quarter of 2006, the Company transferred certain business operations related to on-site check printing systems from the Software & Services business segment to the Printed Products business segment. Accordingly, prior period results have been revised to conform to the 2006 business segment changes.

2.	Acquisitions

All acquisitions in 2006, 2005 and 2004 were paid for with cash provided from operating activities and proceeds from the Company’s credit facility. The results of operations of each acquired business have been included in the Company’s operations beginning as of the date of the particular acquisition.

2006 Acquisitions

On April 28, 2006, Harland Financial Solutions, Inc. (‘‘HFS’’), a wholly owned subsidiary of the Company, acquired the remaining 20% of equity interests in Cavion LLC (‘‘Cavion’’) from outside investors for approximately $4.2 million in cash, including $1.0 million for the net minority interest of Cavion’s operations, and acquisition costs. The transaction increased HFS’s equity ownership in Cavion to 100%. The previous 80% ownership in Cavion had been obtained as a result of the Liberty acquisition in June 2005. The Cavion operation includes web design, web hosting and Internet banking services and provides financial institutions with a private secure network to conduct business with vendors and customers. The results of Cavion’s operations have been included in the Company’s operations since the Liberty acquisition. The net minority interest portion of Cavion’s operations was included in the other-net caption on the condensed consolidated statements of income. Prior to the acquisition of the remaining 20% equity interest in Cavion, the Company had approximately $1.0 million of Cavion-related minority interests included in the other long-term liabilities caption of the condensed consolidated balance sheet.

On January 31, 2006, HFS acquired Financialware, Inc. (‘‘Financialware’’) for approximately $7.1 million in a cash for equity transaction. Financialware was a provider of enterprise content management solutions, serving domestic and international financial institution clients. The acquisition expands and strengthens the Company’s position in electronic check processing, statement rendering, document archival and retrieval, report management and image exchange software. The enterprise content management system technology, through automation, allows a consolidated view of customer accounts, transactions and documents via an accessible browser by both the financial institution’s employees and their customers. Financialware’s results of operations were included in the Company’s operations as of January 31, 2006.

The estimated fair value of assets and liabilities at the acquisition date for both acquisitions totaled $10.3 million and consisted of goodwill of $7.6 million of which $4.9 million is expected to be deductible for tax purposes, other intangible assets of $4.0 million (estimated weighted average useful life of nine years), which included $1.2 million in developed technology (estimated weighted average useful life of six years), and $2.8 million in customer lists (estimated weighted average useful life of 11 years), other assets of $0.7 million and assumed liabilities of $2.1 million. At December 31, 2006, $0.5 million was being held in escrow to satisfy indemnification claims, if any, under the terms of the purchase agreement related to the Financialware acquisition.

The allocation of purchase price is preliminary and subject to refinement as the Company finalizes the valuation of certain assets and liabilities. The pro forma effects of these acquisitions were not material to the Company’s results of operations.

2005 Acquisitions

On June 10, 2005, the Company acquired substantially all of the assets of Liberty Enterprises, Inc. (‘‘Liberty’’) for approximately $161.0 million in cash, including acquisition costs. Liberty is a provider of checks, marketing services, card services, education and e-commerce solutions primarily to credit unions. The addition of Liberty expanded the Company’s presence among credit unions, and management believes that the combined range of products and services positions the Company to be a preferred partner for credit unions across the country.

On April 13, 2005, Harland Financial Solutions, Inc. (‘‘HFS’’), a wholly owned subsidiary of the Company, amended its asset purchase agreement with Mitek Systems, Incorporated (‘‘Mitek Systems’’), which was originally entered into in July 2004, to purchase certain additional assets for $1.0 million. These assets had been excluded in the original agreement pending settlement of certain third party contractual issues by Mitek Systems.

On April 4, 2005, HFS acquired Intrieve, Incorporated (‘‘Intrieve’’) for approximately $77.1 million, including acquisition costs, in a cash for equity transaction. This acquisition expanded the HFS product and service offerings to include outsourced core processing, comprehensive item processing and electronic banking and payments processing for thrifts and community banks. The acquisition also included in-house financial management software, turnkey check and MICR document printing systems, and a datacenter operation that provides co-location and hot-site disaster recovery services.

The combined purchase price for assets acquired through acquisitions in 2005 totaled $239.1 million, net of cash acquired. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the acquisition dates (in thousands):

		Value	Weighted Average Useful Life in Years
Current assets		$25,432
Property, plant and equipment		10,483
Goodwill		130,182
Intangibles:
Customer lists	103,300		18.7
Developed technology	12,640		5.0
Trademarks	7,600		5.4
Total intangibles		123,540
Other assets		1,439
Total assets acquired		291,076
Current liabilities		37,233
Deferred income taxes		10,565
Other		4,177
Total liabilities assumed		51,975
Net assets		$239,101

The allocations of purchase price resulted in $130.2 million allocated to goodwill of which $60.5 million is expected to be deductible for tax purposes. Goodwill of $60.0 million and $70.2 million was assigned to the Company’s Printed Products and Software & Services business segments, respectively. The allocation of the purchase price includes $8.3 million for actions taken for the integration of Liberty operations. The principal factor affecting the purchase price, which resulted in the recognition of goodwill, was the fair value of the going-concern element of the Liberty and Intrieve businesses, which includes the assembled workforces and synergies that are expected to be achieved.

The following unaudited pro forma summary presents information as if the acquisitions of the businesses acquired in 2005 occurred at the beginning of the year of each period presented (in thousands, except per share amounts):

(Unaudited)	2005	2004
Net Sales	$1,053,650	$979,454
Net Income	$69,167	$59,541
Earnings per common share:
Basic	$2.54	$2.18
Diluted	$2.46	$2.12

The unaudited pro forma summary for the period presented includes adjustments for changes in levels of amortization of intangible assets, interest income, interest expense, and income taxes. The pro forma results for 2005 include $12.7 million of nonrecurring acquisition-related expenses incurred by the acquired operations prior to the business combinations. The Company expects to realize operating synergies with the acquired operations. This pro forma information does not reflect any such potential synergies. The unaudited pro forma summary does not purport to be indicative of either the results of operations that would have occurred had the acquisitions taken place at the beginning of the periods presented or of future results.

2004 Acquisitions

On November 12, 2004, HFS acquired London Bridge Phoenix Software Inc. (‘‘Phoenix System’’). Phoenix System, an integrated core banking solution that operates in both the Windows® NT and Unix environments, features open relational database choices and leverages the latest Internet and network technology to optimize delivery channel integration. Phoenix System is delivered in both in-house and service bureau configurations. Also included in the acquisition were the Phoenix Internet Banking System, also known as IBANK, and the TradeWind international trade finance management system. The acquisition provided HFS with a proven service bureau delivery option for banks and thrifts.

On July 7, 2004, HFS acquired certain assets and operations including exclusive distribution and licensing rights related to the CheckQuest® item processing and CaptureQuest® electronic document management solutions from Mitek Systems. Mitek Systems is a provider of recognition software-based fraud protection and document processing solutions to banks and other businesses, and licenses its recognition engine toolkits to major software and hardware providers in the imaging and document processing industry. CheckQuest provides financial institutions with a check imaging and item processing solution that enables them to take advantage of the efficiencies offered by the Federal Check Clearing for the 21st Century Act. CaptureQuest is an electronic document management system that allows financial institutions to file, distribute, archive, retrieve and automatically process documents and forms of all types and quantities. As part of the agreement, HFS has also licensed from Mitek Systems the QuickStrokes® family of recognition toolkits and the QuickFX® Pro form identification toolkit for use with CheckQuest and a variety of other applications.

On April 30, 2004, HFS acquired certain assets and operations related to the electronic mortgage document business of GreatlandTM Corporation. GreatlandTM Corporation is a provider of forms technology, compliance expertise and software compatible products used to meet the needs of businesses to convey regulatory information. The Greatland mortgage document set is employed by many of the industry’s leading mortgage lenders and mortgage loan origination system technology providers. Greatland’s electronic mortgage document products allow HFS to build on its leadership position in compliance and mortgage solutions.

The combined purchase price of net assets acquired through acquisitions in 2004 totaled approximately $29.4 million, net of cash acquired. The fair value of assets and liabilities at the acquisition dates consisted of goodwill of $18.7 million, of which $5.4 million is expected to be deductible for tax purposes, other intangible assets of $10.2 million (estimated weighted average useful life of eight years), which included $6.3 million in developed technology (estimated weighted average useful life of nine years) and $3.9 million in customer lists (estimated weighted average useful life of 13 years), other assets of $7.9 million and assumed liabilities of $7.4 million. The pro forma effects of the 2004 acquisitions were not material to the Company’s results of operations.

3.	Goodwill and Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized but are tested at least annually for impairment. Separable intangible assets with definitive lives are amortized over their useful lives.

The changes in the carrying amounts of goodwill by business segment for 2006 and 2005 are as follows (in thousands):

	Printed Products	Software & Services	Scantron	Consolidated
Balances as of December 31, 2004	$24,709	$178,826	$30,452	$233,987
Goodwill acquired during 2005	58,558	67,172	—	125,730
Purchase price allocation adjustments – net	—	(2,311)	(163)	(2,474)
Balances as of December 31, 2005	83,267	243,687	30,289	357,243
Goodwill acquired during 2006	—	7,674	—	7,674
Purchase price allocation adjustments – net	132	2,476	—	2,608
Balances as of December 31, 2006	$83,399	$253,837	$30,289	$367,525

Intangible assets with definitive lives at December 31, 2006 and 2005 were comprised of the following (in thousands):

	December 31, 2006			December 31, 2005
	Gross Carrying Amount	Accum. Amort.	Net Carrying Amount	Gross Carrying Amount	Accum. Amort.	Net Carrying Amount
Developed technology	$47,210	$(28,025)	$19,185	$45,834	$(22,030)	$23,804
Customer lists	136,105	(40,276)	95,829	133,305	(26,143)	107,162
Trademarks	11,347	(3,903)	7,444	11,400	(2,085)	9,315
Content	1,900	(853)	1,047	2,300	(787)	1,513
Total	$196,562	$(73,057)	$123,505	$192,839	$(51,045)	$141,794

Amortization expense of developed technology and content is included in the cost of sales caption on the statements of income.

Aggregate amortization expense for intangible assets totaled $22.5 million, $17.0 million and $8.9 million for 2006, 2005 and 2004, respectively. The estimated intangible amortization expense for each of the next five years beginning January 1, 2007 is as follows (in thousands):

Year	Amount
2007	$21,160
2008	18,063
2009	14,915
2010	13,097
2011	10,096
Thereafter	46,174
Total	$123,505

4.	Asset Impairment Charges

In 2006, the Company recorded an asset impairment charge of $3.5 million related to the Company’s decision to dispose of a Printed Products business operation in Mexico. The impairment charge is included in discontinued operations on the consolidated income statement (see Note 16).

In September 2004, the Company concluded that upgrading certain existing customer care systems in its Printed Products segment would be more economical than continued development of portions of certain new customer care systems. The decision to terminate development efforts required a non-cash, pre-tax impairment charge of $7.9 million which was based on previously capitalized costs, less accumulated depreciation thereon, for the discontinued portions. The Company continued with development and implementation of the remaining portions of the systems.

During the second quarter of 2004, a Printed Products facility in Denver was closed pursuant to a plant consolidation plan. In the second quarter and fourth quarter of 2004, asset impairment charges of $2.3 million and $0.1 million, respectively, were recorded to adjust the basis of the Denver facility to its estimated fair value (see Note 6).

5.	Integration and Reorganization Actions

Upon the acquisition of Liberty in June 2005, an integration plan was developed that included the consolidation of six Liberty facilities into the Company’s existing network of regional production facilities and the elimination of duplicate selling, general and administrative expenses. As of December 31, 2006, costs of $8.6 million were recorded for actions taken for this integration, which were primarily for severance benefits and lease abandonment charges.

During the third quarter of 2004, the Company completed a reorganization of its Printed Products operations including the consolidation of manufacturing operations from 14 plants to 9 plants. Two of the facilities that were closed were leased. One of these facilities was under lease through late 2005 and the other is under lease through mid-2010. During the third quarter of 2004, the Company sublet the latter facility for the remaining term of the lease.

In addition to the plant consolidation, Printed Products implemented other staffing reductions beginning in the fourth quarter of 2003 which were completed during the third quarter of 2004. These actions were primarily due to excess capacity in production facilities resulting from efficiencies realized from digital printing technology and lower volumes attributable to the losses of certain large customers, including a direct check marketer, and general market volume decline. The Company undertook these actions to bring its production and support structures in line with its business levels.

The following table presents the cumulative net costs of these actions incurred through December 31, 2006 (in thousands):

	Liberty Integration	Plant Consolidation	Staffing Reduction Actions
Employee severance	$5,937	$2,843	$4,545
Revision of depreciable lives and salvage values	—	3,459	—
Asset impairment charge and disposal (gains) and losses	—	(1,132)	—
Relocation and other costs	—	2,236	—
Contract termination costs related to leaseholds	1,513	707	—
Other	1,176	—	—
Total	$8,626	$8,113	$4,545

The following table presents net expenses by income statement caption for plant consolidation and other staffing reduction actions for 2006, 2005 and 2004 (in thousands):

	2006	2005	2004
Plant consolidation expenses:
Cost of sales	$(150)	$97	$5,347
Asset impairment charges		—	2,444
Gain on disposal of assets – net		37	(3,612)
Total	$(150)	$134	$4,179
Other staffing reduction actions:
Selling, general and administrative expenses	$—	$—	$1,644

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The following table reconciles the beginning and ending liability balances for 2006, 2005 and 2004 related to these actions and are included in the other current and noncurrent liabilities captions on the balance sheet (in thousands):

		Charged to		Utilized
	Beginning Balance	Goodwill	Costs and Expenses	Cash	Non-Cash	Ending Balance
2004
Plant consolidation:
Employee severance	$1,659	$—	$1,115	$(2,563)	$—	$211
Revision of depreciable lives and salvage values	—	—	1,321	—	(1,321)	—
Asset impairment charges and disposal (gains) and losses	—		(1,168)	5,301	(4,133)	—
Relocation and other costs	—	—	2,035	(2,035)	—	—
Contract termination costs related to leaseholds	—	—	876	(362)	167	681
Staffing reduction actions:
Employee severance	1,125	—	1,644	(2,708)	—	61
Total	2,784	—	5,823	(2,367)	(5,287)	953
2005
Liberty integration:
Employee severance	—	5,802	100	(2,960)	—	2,942
Contract termination costs related to leaseholds	—	1,339	—	—	—	1,339
Plant consolidation:
Employee severance	211	—	(3)	(209)	—	—
Contract termination costs related to leaseholds	681	—	(19)	(462)	—	200
Other	—	—	119	(118)	—	—
Staffing reduction actions:
Employee severance	61	—	—	(61)	—	—
Total	953	7,141	197	(3,810)	—	4,481
2006
Liberty integration:
Employee severance	2,942	6	29	(2,493)	—	484
Contract termination costs related to leaseholds	1,339	(50)	224	(632)	—	881
Other	—	1,176	—	(1,122)		54
Plant consolidation:
Contract termination costs related to leaseholds	200	—	(150)	—	—	50
Total	$4,481	$1,132	$103	$(4,247)	$—	$1,469

6.	Property Held for Sale

At December 31, 2006, properties held for sale totaled $0.3 million related to the property, plant and equipment of a printing operation in Mexico (see Note 16). At December 31, 2004, property held for sale was $3.4 million, which consisted of the Company’s Printed Products facility in Denver. In the second quarter and fourth quarter of 2004, asset impairment charges of $2.3 million and $0.1 million were recorded to adjust the basis of the Denver facility to its estimated fair value. During the second quarter of 2005, the Company sold the Denver facility, which was closed during the second quarter of 2004 for $3.4 million.

During the fourth quarter of 2004, the Company sold its St. Louis facility and realized a pre-tax gain of $0.1 million. During the first quarter of 2004, the Company sold its Printed Products facility in San Diego, and realized a pre-tax gain of $3.7 million.

7.	Long-Term Debt

In July 2006, the Company entered into a new credit facility (the ‘‘Credit Facility’’) with a syndicate of banks increasing the amount available from $412.5 million under the previous credit facility to $450.0 million. The Credit Facility is comprised of an $87.5 million term loan and a $362.5 million revolving loan both of which mature in 2011. The term loan does not have any annual repayment requirements. The Credit Facility may be used for general corporate purposes, including acquisitions, and includes both direct borrowings and letters of credit. The Credit Facility is unsecured and the Company presently pays a commitment fee of 0.10% on the unused amount of the Credit Facility. Borrowings under the Credit Facility bear interest, at the Company’s option, based upon one of the following indices (plus a margin as defined): the Federal Funds Rate, the Wachovia Bank Base Rate or LIBOR (as defined therein). The Credit Facility has certain financial covenants including, among other items, leverage and fixed charge coverage. The Credit Facility also has restrictions that limit the Company’s ability to incur additional indebtedness, grant security interests or sell its assets beyond certain amounts.

Long-term debt consisted of the following as of December 31, 2006 and 2005 (in thousands):

	2006	2005
Credit Facility	$210,631	$254,594
Other	580	970
Total	211,211	255,564
Less current portion	157	5,448
Long-term debt	$211,054	$250,116

At December 31, 2006, there was $210.6 million in outstanding cash borrowings, $5.2 million in outstanding letters of credit and $234.2 million of remaining availability under the Credit Facility. The average interest rate in effect on outstanding cash borrowings at December 31, 2006 and 2005 was 5.86% and 5.30%, respectively. The Company is not permitted to incur funded indebtedness in excess of $245.0 million without the written consent of MFW pursuant to the merger agreement with MFW.

Other long-term debt relates to other miscellaneous obligations. At December 31, 2006, the Company believes it was in compliance with the covenants associated with all debt instruments. Annual maturities of long-term debt during the next five years are $0.2 million in each of 2007 and 2008, $0.1 million in 2009, $0.0 in 2010 and $210.6 million in 2011.

8.	Income Taxes

The income tax provision (benefit) for 2006, 2005 and 2004 consisted of the following (in thousands):

	2006	2005	2004
Current:
Federal	$39,560	$40,408	$5,187
State	7,838	7,762	1,820
Foreign	872	(54)	195
Total	48,270	48,116	7,202
Deferred:
Federal	(5,035)	(1,447)	23,407
State	(995)	(800)	2,178
Total	(6,030)	(2,247)	25,585
Total income taxes	$42,240	$45,869	$32,787

The Company utilized net operating losses, capital losses and tax credits of $0.7 million, $1.8 million and $29.1 million in the calculation of current tax expense for 2006, 2005 and 2004, respectively. The substantial net operating loss utilization in 2004 is primarily a result of an agreement reached with the Internal Revenue Service. The agreement allowed the cumulative net operating losses of a subsidiary not consolidated for tax purposes to be deducted in the consolidated Company federal tax returns. For 2006, 2005 and 2004, the income tax provision excluded $0.3 million, $0.1 million and $1.2 million, respectively, of tax benefits which were recorded as a reduction of goodwill and excluded $5.1 million, $6.3 million and $1.4 million, respectively, of tax benefits from share-based compensation that were included in shareholders’ equity.

The tax effects of significant items comprising the Company’s net deferred tax asset (liability) as of December 31, 2006 and 2005 were as follows (in thousands):

	2006	2005
Current deferred tax asset (liability):
Accrued vacation	$3,355	$2,959
Deferred revenues	2,395	362
Accrued liabilities	3,868	5,260
Allowance for doubtful accounts	1,000	1,071
Other	299	(1,395)
Total	10,917	8,257
Noncurrent deferred tax asset (liability):
Difference between book and tax basis of long-term assets	(27,413)	(30,889)
Deferred revenues	8,273	5,724
Deferred compensation	6,277	3,766
Postretirement benefits obligation	5,981	5,922
Capital loss carryforwards	1,563	1,544
Benefit of net operating loss carryforwards	5,912	6,885
Other	3,914	1,707
Total	4,507	(5,341)
Valuation allowance	(3,645)	(3,807)
Noncurrent deferred tax asset (liability)	862	(9,148)
Net deferred tax asset (liability)	$11,779	$(891)

At December 31, 2006 and 2005, the total of all deferred tax assets was $80.8 million and $68.9 million, respectively, and the total of all deferred tax liabilities was $67.7 million and $65.2 million, respectively.

At December 31, 2006, undistributed earnings of foreign subsidiaries totaled $3.6 million. No provision has been made for U.S. federal and state income taxes or foreign taxes that may result from future remittances of such undistributed earnings because it is expected that such earnings will be reinvested indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce a portion of the U.S. liability.

At December 31, 2006, the Company had net operating and capital loss carryforwards and other tax credits available for federal and state income tax purposes, which expire as indicated below (in thousands):

	Net Operating Loss Carryforwards		Capital Loss Carryforwards
Year of Expiration	Federal Gross	State After Tax	Gross	Other After Tax
2007 – 2009	$—	$100	$3,612	$33
2010 – 2019	—	558	57	—
2020 – 2025	7,256	1,071	—	1,039
No expiration	—	—	—	571
Total	$7,256	$1,729	$3,669	$1,643

A substantial amount of these federal tax carryforwards relate to acquisitions in 2002 and 2004. Therefore, utilization of these tax carryforwards is subject to an annual limitation under the Internal Revenue Code and Regulations.

The Company has established a valuation allowance for certain net operating loss and capital loss carryforwards. Management believes that, based on a number of factors, the available objective evidence creates uncertainty regarding the utilization of these carryforwards. At December 31, 2006, there was a $0.8 million valuation allowance for federal credits and state net operating losses, which would be recorded as a reduction to goodwill if utilized.

The following reconciles the income tax provision at the U.S. federal income tax statutory rate of 35% to that in the financial statements for 2006, 2005 and 2004 (in thousands):

	2006	2005	2004
Income from continuing operations at statutory rate	$40,116	$42,859	$30,717
State and local income taxes, net of federal income tax benefit	4,623	5,010	3,200
Change in valuation allowance	20	(29)	(45)
Benefits from tax credits	(2,472)	(1,728)	(1,228)
Other – net	(599)	89	88
Income tax provision for continuing operations	$41,688	$46,201	$32,732
Income tax provision for cumulative effect of change in accounting principle	221	—	—
Income tax provision (benefit) for discontinued operations	331	(332)	55
Total income tax provision	$42,240	$45,869	$32,787

The increase in the valuation allowance in 2006 was a result of additional capital losses generated. The reduction in the valuation allowance in 2005 and 2004 was a result of the utilization of capital loss carryforwards for which a valuation allowance had been recorded in 2001.

Based on an assessment of many factors including, but not limited to, past experience and interpretations of tax laws and regulations, the Company has established an accrual for tax liabilities including accrued interest for all open tax years primarily related to research and development tax credits. The Company is subject to periodic examinations of its income tax returns by various taxing jurisdictions. The Internal Revenue Service has completed a review of the Company’s income tax returns through the year 2000. The years 2001 and 2002 are currently under review by the Internal Revenue Service.

9.	Shareholders’ Equity

In 2005, the Company concluded its 2003 authorization to purchase up to 3,000,000 shares of outstanding common stock with the purchase of 1,178,722 shares at a cost of $45.1 million or an average cost of $38.22 per share. In December 2005, the Board authorized the purchase of up to an additional 3,000,000 shares. Shares purchased may be held in treasury, used for acquisitions, used to fund the Company’s stock benefit and compensation plans or for other corporate purposes.

In 2006, the Company purchased 1,950,500 shares of its common stock under the December 2005 authorization for a total cost of $75.4 million or an average cost of $38.67 per share. As of December 31, 2006, 1,049,500 additional shares can be purchased under the current authorization. The Company is not permitted to purchase additional shares under this authorization without the written consent of MFW pursuant to the Company’s merger agreement with MFW (see Note 17).

In 1999, the Company renewed its Shareholder Rights Agreement. The rights were distributed as a dividend at the rate of one right for each share of common stock of the Company held by shareholders of record. Each right entitles shareholders to buy, upon occurrence of certain events, $180.00 worth of common stock for $90.00, subject to adjustment based on the market value of such common stock at that time. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 30% or more of the Company’s common stock. Under certain circumstances the rights are redeemable at a price of $0.001 per right. The rights expire on July 5, 2009. In connection with the merger agreement with MFW, the Shareholder Rights Agreement has been amended with the purpose and intent of rendering it inapplicable to the merger (see Note 17).

The Company reclassified $4.1 million from Shareholders’ Equity to Temporary Equity in the balance sheets in 2006 pursuant to guidance in EITF Topic D-98, ‘‘Classification and Measurement of Redeemable Securities.’’ This amount represents the proportion of grant date intrinsic value for unvested restricted stock awards as of December 31, 2006 with redemption features not solely within the control of the Company resulting from the net cash settlement requirement for unvested restricted stock awards in the merger agreement with MFW. The unvested restricted stock awards will become fully vested upon consummation of the merger with MFW.

10.	Share-based Compensation Plans

Employee Stock Purchase Plan

Under the Company’s Employee Stock Purchase Plan (‘‘ESPP’’), the Company was authorized to issue up to 5,100,000 shares of common stock to its employees, most of whom are eligible to participate. Under the ESPP, eligible employees may exercise an option to purchase common stock through payroll deductions. The option price is 85% of the lower of the beginning- or end-of-quarter market price. During 2006, 2005 and 2004, employees exercised options to purchase 189,808, 154,100 and 140,574 shares, respectively. Options granted under the ESPP were at a prices ranging from $31.04 to $33.57 in 2006, $29.41 to $32.62 in 2005 and $23.38 to $26.90 in 2004. The Company values the options using a Black-Scholes model. In 2006 the weighted average fair value assigned to options granted was $7.81. The Company recognized ESPP related compensation expense of $1.5 million for the fiscal year ended December 31, 2006. At December 31, 2006, there were no shares of common stock reserved for issuance under the ESPP.

Stock Incentive Plans

Under the Company’s 1999 Stock Option Plan, the Company may grant stock options to key employees to purchase common stock at no less than the fair market value on the date of the grant or issue restricted stock to such employees. The Company is authorized to issue up to 2,000,000 shares under the plan. Stock options have a maximum life of ten years and generally vest ratably over a five-year period beginning on the first anniversary date of the grant. Upon adoption of the 1999 plan, the Company terminated a previous plan except for options outstanding thereunder.

In 2000, the Company adopted the 2000 Stock Option Plan which authorizes the issuance of up to 3,000,000 shares through stock options and grants of restricted stock. The 2000 Plan is substantially similar to the 1999 Plan, except that the Company’s executive officers are not eligible to receive grants thereunder.

In 2002, the Company adopted the 2002 Stock Option Plan which authorizes the issuance of up to 1,000,000 shares through stock options and grants of restricted stock. The 2002 plan is substantially similar to the 1999 plan.

In 2005, the Company adopted the 2005 New Employee Stock Option Plan which authorizes the issuance of up to 100,000 shares. The 2005 plan is similar to the 1999 Plan except that existing employees are not eligible to receive stock options and it is limited to grants of stock options only. Stock options may only be granted to newly-hired employees or persons rehired following a bona fide interruption of employment. Pursuant to an exception from the New York Stock Exchange rules for employment inducement awards, the 2005 Plan was adopted without shareholder approval.

In April 2006, the Company’s shareholders approved the 2006 Stock Incentive Plan which authorizes the issuance of up to 3,000,000 shares. Under the 2006 Plan, the Company may award stock options, restricted stock, stock appreciation rights (‘‘SARs’’) and performance share units to any employee of the Company. Under this plan, the Company has granted stock options and cash-settled SARs, both of which vest 25% per year on the grant date anniversary and expire after seven years, if unexercised. The cash-settled SARs are subject to a cap represented by a target price (‘‘Target Price’’) and require automatic settlement of vested portions of the awards in the event the closing stock price meets or exceeds the Target Price for 10 consecutive business days. The cash-settled SARs entitle employees to receive a payment from the Company for the excess of the fair market value of a share as of the date of settlement over the grant price per share, but subject to the Target Price limit.

As of December 31, 2006, there were 5,419,421 shares of common stock reserved for issuance under these stock option plans. The Company is not permitted to make new grants of equity based awards under its stock incentive plans pursuant to its merger agreement with MFW (see Note 17).

Restricted stock grants prior to April 2004 generally vest over a period of five years, subject to earlier vesting if the Company’s common stock outperforms the S&P 500 in two of three consecutive years. The certificates covering the restricted stock are not issued until the restrictions lapse, but the shares have all the rights of holders of common stock, including the right to receive cash dividends, but are not transferable. The restricted stock is generally forfeited if the employee terminates for any reason prior to the lapse in restrictions, other than death or disability. Commencing in April 2004, restricted stock grants do not contain the accelerated performance-related vesting described above and generally vest ratably over five years or, in the case of certain officers, vest on the third, fourth and fifth anniversary dates at the rate of one third on each such date.

On December 31, 2005, the conditions for early vesting were met on 145,195 shares after the common stock outperformed the S&P 500 in 2005 and 2004. On December 31, 2004, the conditions for early vesting were met on 136,500 shares after the common stock outperformed the S&P 500 in 2004 and 2002.

In February 2006, the Chief Executive Officer (‘‘CEO’’) was granted 15,700 restricted shares with performance-based vesting. The basis for vesting is the cumulative fully-diluted earnings per share of the Company for the years 2006 to 2008. The award is subject to threshold and maximum performance limitations. If the threshold is met, 3,530 shares would vest. If actual performance exceeds the threshold (but is less than maximum performance), the number of shares vesting will be determined on a directly proportional basis using straight-line interpolation. If the threshold is not achieved, the entire award will be forfeited and cancelled. However, the award will vest 100% upon (a) the occurrence of a change in control of the Company, (b) the Company’s termination of the CEO’s employment without cause, (c) termination of employment for good reason or (d) termination of employment by reason of death or disability on or before December 31, 2009. Dividends are accrued for these shares based on an estimate of the number of shares that will vest; however, no dividends will be paid on these shares until the number of shares that vest is determined. Compensation cost related to this award is based on an estimate of the number of shares expected to vest.

In August 2005, the CEO was granted 16,900 restricted shares with performance-based vesting with terms similar to the February 2006 performance-based award. The basis for vesting is the cumulative fully-diluted earnings per share of the Company for the years 2005 to 2007. The award is subject to threshold and maximum performance limitations. If the threshold is met, 3,800 shares would vest. Compensation cost related to this award is based on an estimate of the number of shares expected to vest.

In April 2005, the CEO was granted stock options to purchase 500,000 shares of stock at a price of $37.59. These stock options have a ten-year life and vest ratably over five years beginning on December 1, 2005.

As provided in the plans, all outstanding share-based awards provide for accelerated vesting if there is a change in control. The Company’s merger agreement with MFW (see Note 17) provides for the cash settlement of all outstanding share-based awards immediately prior to the effective time of the merger. The merger is subject to a number of conditions including the approval by the Company’s shareholders and certain regulatory approvals. The Company will reclassify the outstanding awards as liability awards and revalue the awards at the end of each reporting period when it becomes probable that the merger will occur pursuant to guidance in FASB Staff Position No. FAS 123(R)-4 (As Amended) – ‘‘Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.’’

A summary of option transactions during the year ended December 31, 2006 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (000)
Outstanding – December 31, 2005	2,709,090	$25.14
Granted	762,550	41.12
Exercised	(547,030)	19.28
Forfeited	(180,960)	30.58
Outstanding – December 31, 2006	2,743,650	$30.39	5.8	$54,351
Exercisable – December 31, 2006	1,445,890	$25.47	4.9	$35,756

During 2006, 2005 and 2004 the total intrinsic value of options exercised was $13.1 million, $13.8 million and $8.5 million, respectively, and the total amount of cash received from the exercise of these options was $7.1 million, $12.2 million and $12.5 million, respectively.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model incorporates assumptions as to dividend yield, volatility, an appropriate risk-free interest rate and the expected life of the option. Many of these assumptions require management’s judgment. The Company’s volatility is based upon historical volatility of the Company’s stock unless management has reason to believe that future volatility will differ from the past. The expected term for grants under SFAS 123(R) is derived using the simplified method which is the average of the weighted average vesting period and the contractual term. The risk-free rate is based on the yield on the zero coupon U.S. Treasury in effect at the time of grant based on the expected term of the option. The fair value of restricted stock awards is based on the market value at the date of grant.

The following presents the estimated weighted average fair value of options granted and the weighted average assumptions used to value stock options under the Black-Scholes option pricing model for each of the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Fair value per option	$11.42	$10.82	$9.60
Weighted average assumptions:
Dividend yield	1.5%	1.9%	1.4%
Expected volatility	27.2%	31.8%	36.1%
Risk-free interest rate	4.9%	4.0%	4.1%
Expected life (years)	4.8	5.0	5.0

A summary of cash-settled SAR transactions during the year ended December 31, 2006 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (000)
Outstanding – December 31, 2005	—	$—
Granted	375,850	41.34
Forfeited	(34,400)	41.45
Outstanding – December 31, 2006	341,450	$41.33	6.3	$2,997
Exercisable – December 31, 2006	—	$—	—	$—

The Company uses a lattice option-pricing model to estimate the value of cash-settled share appreciation rights (‘‘cash-settled SARs’’) due to certain features included in those awards that are not anticipated in a Black-Scholes option-pricing model. The lattice option-pricing model incorporates assumptions as to dividend yield, volatility, risk-free interest rate and a post-vesting termination rate. Many of these assumptions require management’s judgment. The dividend yield, volatility and risk-free interest rates are determined in the same manner as assumptions used in the Black-Scholes option-pricing model. The expected life is derived from the output of the binomial lattice model and represents the period of time that the cash-settled SARs are expected to be outstanding. The post-vesting termination rate is estimated based on the Company’s past experience with its stock option awards. Cash-settled SARs are liability-classified awards which are remeasured to fair value at each reporting date.

A summary of restricted stock transactions during the year ended December 31, 2006 follows:

	Shares	Weighted Average Grant Date Fair Value
Unvested shares – December 31, 2005	673,760	$35.41
Granted	34,375	37.94
Restricted stock vested	(112,372)	35.21
Forfeited	(104,659)	34.84
Unvested shares – December 31, 2006	491,104	$35.75

The total fair value of restricted stock grants that vested during the 2006, 2005 and 2004 was $4.6 million $7.9 million and $5.4 million, respectively.

During 2006, 2005 and 2004, the Company recognized excess tax benefits of $5.1 million, $6.3 million and $1.4 million related to settled equity awards.

Non-Employee Directors Deferred Compensation Plans

The Company has deferred compensation plans for its non-employee directors covering a maximum of 400,000 shares. On December 19, 2006, these plans for non-employee directors were amended to provide for cash settlement from the previous share settlement basis. Prior to this amendment, the fair value of share units (and basis for compensation expense) was based on the grant date fair value of the share unit. Pursuant to SFAS 123R, the amendment changed the classification of the share units outstanding under these plans from equity awards to liability awards and, accordingly, the awards were revalued at December 31, 2006 to the fair value at that date resulting in $4.8 million of additional compensation expense in 2006. At December 31, 2006, there were 216,428 vested share units outstanding under these plans. At December 31, 2006, a liability of $10.9 million related to these plans is included in current liabilities on the consolidated balance sheet.

Stock Compensation Costs

The following table presents the classification of share-based compensation included in the Company’s consolidated statements of income for 2006, 2005 and 2004 (in thousands):

	2006	2005	2004
Cost of sales	$1,520	$548	$311
Selling, general and administrative	16,214	6,626	5,321
Share-based compensation	17,734	7,174	5,632
Less income tax benefits	6,961	2,797	2,196
Share-based compensation, net of income tax benefits	$10,773	$4,377	$3,436

At December 31, 2006, unrecognized share-based compensation costs related to nonvested awards was $28.5 million, which is expected to be recognized over a weighted average period of 2.9 years.

11.	Employee Retirement and Savings Plans

The Company’s Master 401(k) Plan and Trust (‘‘401(k) plan’’) is a defined contribution 401(k) plan with an employer match covering any employee of the Company or a participating affiliate. Participants may contribute on a pre-tax and after-tax basis, subject to maximum IRS limits. The Company matches 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions up to the next 2%. The Company recognized matching contributions to the 401(k) plan of $10.4 million in 2006, $8.5 million in 2005 and $5.0 million in 2004. Additional contributions may be made from accumulated and/or current net profits. In 2006, 2005 and 2004, additional discretionary contributions to the 401(k) plan of $2.8 million, $3.7 million and $1.7 million, respectively, were recognized by the Company.

The Company has a nonqualified deferred compensation plan similar to the 401(k) plan. This plan provides an opportunity for eligible employees to contribute additional amounts for retirement savings once they have reached the maximum contribution amount in the 401(k) plan. The Company’s contributions to this plan were not significant. As of December 31, 2006 the Company has recognized a noncurrent liability of $9.6 million related to this plan which represents the market value of investments held for the plan. Such investments are held by a rabbi trust and are classified as trading securities in the Investments caption on the Consolidated Balance Sheets (see Note 1).

The Company has unfunded deferred compensation agreements with certain current and former officers. The present value of cash benefits payable under the agreements is being accrued over the periods of active employment and totaled $5.8 million at December 31, 2006 and $5.4 million at December 31, 2005. In 2006, 2005 and 2004 the Company recognized expense of $1.0 million, $0.8 million and $1.5 million, respectively, related to these agreements. Expense for 2004 included $1.2 million due to a change in life expectancy assumptions.

12.	Postretirement Benefits

The Company sponsors two unfunded defined postretirement benefit plans that cover certain salaried and nonsalaried employees. One plan provides health care benefits and the other provides life insurance benefits. The medical plan is contributory and contributions are adjusted annually based on actual claims experience. For retirees who retired prior to December 31, 2002 with twenty or more years of service at December 31, 2000, the Company contributes approximately 50% of the cost of providing the medical plan. For all other retirees, the Company’s intent is that the retirees provide the majority of the actual cost of providing the medical plan. The life insurance plan is noncontributory for those employees that retired by December 31, 2002.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 introduced a prescription drug benefit under Medicare and, in certain circumstances, a federal subsidy to sponsors of retiree health care benefit plans. The Company’s postretirement health care plan offers prescription drug benefits. In the second quarter of 2005, the Company completed its valuation of its postretirement benefit plans as of January 1, 2005 including the impact of the subsidy for maintaining retiree healthcare benefits. Due to the impact of the subsidy, the accumulated postretirement benefit obligation (‘‘APBO’’) decreased by $2.1 million and the annual net periodic postretirement benefit costs decreased by $0.2 million. Net amortization and interest on the APBO each decreased by $0.1 million resulting in the $0.2 million decrease in annual net periodic postretirement benefit costs.

As of December 31, 2006 and 2005, the accumulated postretirement benefit obligation (‘‘APBO’’) under such plans was $19.5 million and $23.2 million, respectively. Measurement dates of December 31, 2006 and December 31, 2005 were used for these plans.

The following table reconciles the plans’ beginning and ending balances of the APBO and reconciles the plans’ status to the accrued postretirement health care and life insurance liability reflected on the balance sheet as of December 31, 2006 and 2005 (in thousands):

	2006	2005
APBO as of January 1:
Retirees	$23,231	$21,190
Fully eligible participants	—	—
	23,231	21,190
Net change in APBO:
Interest costs	1,077	1,246
Benefits paid	(2,240)	(2,425)
Retiree contributions	1,176	1,011
Actuarial loss (gain)	(3,734)	1,186
Acquisition of Liberty	—	1,023
Total net change in APBO	(3,721)	2,041
APBO as of December 31:
Retirees	19,510	23,231
Unrecognized net actuarial loss	—	(8,248)
Accrued postretirement cost	$19,510	$14,983
Included in accrued wages and benefits	1,229	—
Included in other liabilities	18,281	14,983
Accrued postretirement cost	$19,510	$14,983

Net periodic postretirement costs (‘‘NPPC’’) are summarized as follows (in thousands):

	2006	2005	2004
Interest on APBO	$1,077	$1,246	$1,208
Net amortization	138	259	221
Total	$1,215	$1,505	$1,429

The weighted average assumptions used to determine benefit obligations as of December 31 were as follows:

	2006	2005
Discount rate	5.75%	5.50%

The weighted average assumptions used to determine NPPC for years ended December 31 were as follows:

	2006	2005	2004
Discount rate	5.75%	5.75%	6.0%

The annual health care cost trend rate used for 2007 to determine benefit obligations at December 31, 2006 was assumed to be 7.50%. The estimated annual health care cost trend rates grade down proportionally to 4.0% at 2013, the year that the ultimate trend rate is reached. Participant contributions are assumed to increase with health care cost trend rates.

The health care cost trend rate assumptions, which are net of participant contributions and subsidies, could have a significant effect on amounts reported. A change in the assumed trend rate of 1 percentage point would have the following effects (in thousands):

	1 Percentage Point Increase	1 Percentage Point Decrease
Effect on total interest cost	$87	$(74)
Effect on postretirement benefit obligation	1,508	(1,284)

The Company expects to contribute $1.2 million to the plans in 2007. The following reflects the estimated future benefit payments net of estimated participant contributions that are expected to be paid:

Year(s)	Benefits Payments	Federal Subsidy Receipts	Benefit Payments, Net of Subsidy
2007	$1,229	$28	1,229
2008	1,243	33	1,243
2009	1,236	37	1,236
2010	1,215	42	1,215
2011	1,219	47	1,219
2012 – 2016	6,067	296	6,067

Related to the adoption of SFAS 158, in December 2006 the Company recorded an adjustment of $1.4 million to the ending balance of accumulated other comprehensive income consisting of a $4.4 million net actuarial loss and an income tax benefit of $3.0 million. Of the $4.4 million net actuarial loss, the Company expects net amortization expense of $0.1 million will be included in 2007 NPPC.

The following presents the incremental effect of applying FAS 158 on individual line items on the consolidated balance sheet as of December 31, 2006:

	Before Application of Statement 158	Adjustments	After Application of Statement 158
Assets:
Deferred income tax, net included in other assets	$—	$862	$862
Liabilities:
Postretirement benefit liabilities included in accrued wages and benefits	—	1,229	1,229
Deferred income taxes	2,155	(2,155)	—
Postretirement benefit liabilities included in other noncurrent liabilities	15,134	3,147	18,281
Shareholders’ equity:
Accumulated other comprehensive income	626	(1,359)	(733)

13.	Financial Instruments

The Company’s financial instruments include cash and cash equivalents, investments, receivables, accounts payable, borrowings and interest rate risk management contracts.

At December 31, 2006 and 2005, the fair values of cash and cash equivalents, receivables, accounts payable and short-term debt approximated carrying values because of the short-term nature of these instruments. The carrying values of investments and long-term debt approximate their fair value.

During 2002 and 2001, the Company entered into interest rate swap agreements to manage its exposure to interest rate movements by effectively exchanging floating rate payments for fixed rate payments without the exchange of the underlying principal. The interest rate swaps were directly matched against U.S. dollar LIBOR contracts outstanding under the Company’s Credit Facility and were reset quarterly. The differential between fixed and variable rates to be paid or received was accrued as interest rates changed in accordance with the agreements and was recognized over the life of the agreements as an adjustment to interest expense. The interest rate swaps matured in 2004. The amended Credit Facility matures in 2011. The Company will continue to evaluate the need to manage its exposure to interest rate movements and may enter into additional interest rate swap agreements from time to time. At December 31, 2006 and 2005, the Company did not have any interest rate swap agreements in effect.

14.	Commitments and Contingencies

In the ordinary course of business, the Company is subject to various legal proceedings and claims. The Company believes that the ultimate outcome of these matters will not have a material effect on its financial statements.

Total rental expense was $19.2 million in 2006, $19.2 million in 2005 and $16.9 million in 2004. Minimum annual rental payments under noncancelable leases at December 31, 2006 are as follows (in thousands):

Year	Operating Leases
2007	$16,075
2008	15,289
2009	13,483
2010	11,379
2011	9,995
Thereafter	14,997
Total	$81,218

Minimum annual rental payments in the above table have not been reduced by minimum sublease rentals of $2.3 million.

The Company has contracts with certain customers that contain provisions that call for future payments to the customer. These payments are amortized as a reduction of sales over the life of the related contract and are generally refundable from the customer on a pro-rata basis if the contract is terminated. As of December 31, 2006, the Company’s future cash obligations for these contracts are as follows (in thousands):

Year	Future Payments
2007	$21,700
2008	15,375
2009	14,789
2010	127
Total	$51,991

The Company accrues for environmental remediation costs at locations where an evaluation has indicated that cleanup costs are probable and reasonably estimable. Such accruals are undiscounted and are based on currently available information. At December 31, 2006 and 2005, the Company had $0.4 million and $0.5 million, respectively, included in other current liabilities for estimated environmental remediation costs. For 2006, 2005 and 2004, environmental remediation costs included in results of operations were not significant. The Company currently shares remediation costs at a facility it formerly leased in Tennessee and based on currently available information, does not believe additional accruals, if any, will be significant.

15.	Business Segments

The Company operates its business in three segments, organized on the basis of products, services and markets served. Within each business segment are division presidents who report to the Company’s Chief Executive Officer, the chief operating decision maker.

The Printed Products segment (‘‘Printed Products’’) includes checks, direct marketing activities, fraud payment prevention solutions and analytical services marketed primarily to financial institutions. The Software and Services segment (‘‘Software & Services’’) is focused on the financial institution market and includes core processing applications and services for credit unions, thrifts and community banks, education and e-commerce solutions primarily to credit unions, lending and mortgage origination applications, mortgage servicing applications, branch automation applications, customer relationship management applications and field maintenance services. The Scantron segment (‘‘Scantron’’) represents products and services sold by the Company’s Scantron subsidiary including scanning equipment and software, scannable forms, survey solutions and testing and assessment tools. Scantron sells these products and services to the education, commercial and financial institution markets.

During the fourth quarter of 2006, the Company transferred its field maintenance services from the Scantron business segment to the Software and Services business segment. This transfer was implemented to align the relationship between core processing offerings and the services and maintenance requirements of the financial institution market. Also in the fourth quarter of 2006, the Company classified a printing operation in Mexico as discontinued operations and, accordingly, removed such operations from the Printed Products segment. During the third quarter of 2006, the Company reassigned certain business operations including card products, educational services and fraud payment prevention solutions from the Software & Services business segment to the Printed Products business segment. During the second quarter of 2006, the Company transferred certain business operations related to on-site check printing systems from the Software & Services business segment to the Printed Products business segment. Accordingly, prior period results have been revised to conform to the 2006 business segment changes.

The Company’s operations are primarily in the United States and Puerto Rico. There were no significant intersegment sales. The Company does not have sales to any individual customer greater than 10% of total Company sales. Equity investments, as well as foreign assets and revenues, are not significant to the consolidated results of the Company. The Company’s accounting policies for segments are the same as those described in Note 1.

Management evaluates segment performance based on segment income or loss before income taxes. Segment income or loss excludes interest income, interest expense and certain other non-operating gains and losses, all of which are considered Corporate items. Corporate assets consist primarily of cash and cash equivalents, deferred income taxes, investments and other assets not employed in production.

Summarized financial information for 2006, 2005 and 2004 is as follows (in thousands):

	2006		2005	2004
Product Sales
Printed Products	$640,623		$608,316	$478,764
Software & Services	83,194		95,155	90,963
Scantron	67,853		65,314	63,448
Corporate and Eliminations	(686)		(364)	(525)
Consolidated	$790,984		$768,421	$632,650
Service Sales
Printed Products	$7,774		$7,249	$1,593
Software & Services	241,389		191,791	144,336
Scantron	10,032		9,169	11,739
Consolidated	$259,195		$208,209	$157,668
Segment Income
Printed Products	$112,393		$98,546	$63,657(a )
Software & Services	43,792		42,241	32,583
Scantron	21,905		20,264	22,728
Corporate and Eliminations	(63,473	)(b)	(38,598)	(31,206)
Consolidated	$114,617		$122,453	$87,762
Identifiable Assets:
Printed Products	$314,677		$340,843	$213,687
Software & Services	374,575		375,074	262,045
Scantron	52,433		53,125	51,452
Corporate and Eliminations	49,831		47,966	39,955
Discontinued Operations	1,551		2,841	6,638
Consolidated	$793,067		$819,849	$573,777
Depreciation and Amortization
Printed Products	$65,676		$66,797	$54,661
Software & Services	17,916		16,404	12,428
Scantron	3,271		2,926	3,539
Corporate and Eliminations	834		542	728
Discontinued Operations	377		527	423
Consolidated	$88,074		$87,196	$71,779
Capital Expenditures:
Printed Products	$14,279		$13,229	$23,258
Software & Services	6,109		7,269	2,735
Scantron	2,592		2,494	2,540
Corporate and Eliminations	415		540	34
Discontinued Operations	56		385	376
Consolidated	$23,451		$23,917	$28,943

(a)	Includes impairment charges of $10.3 million (see Note 4); reorganization costs of $5.8 million, which includes $2.4 million of impairment charges(see Note 5); and a $2.9 million favorable adjustment in the fourth quarter of 2004 as a result of a policy change for employees’ paid time off.
(b)	Includes $11.9 million of expenses related to the pending merger with MFW (see Note 17).

16.	Discontinued Operations

During 2006, the Company’s printing operation in Mexico continued a recent pattern of underperformance primarily due to the loss of a large customer in 2005. In the fourth quarter of 2006, the Company made a decision to dispose of this operation and received an offer from a third party regarding the purchase of the operation. The fair value of the offer was less than the carrying value of the operation’s assets. Accordingly, the Company recognized an impairment loss of $3.5 million and classified the operation as held for sale. The operation has been classified as a discontinued operation in the consolidated results of operations. The impairment loss was included in the discontinued operation’s results. On February 2, 2007, the Company entered into an agreement with a potential purchaser under which it expects to sell this operation in 2007.

The carrying amounts of the operation’s assets and liabilities included in the consolidated balance sheets are not significant. In 2006, 2005, and 2004, operating results of the discontinued operation included sales of $4.3 million, $6.3 million and $8.2 million, respectively. The operating results of the discontinued operation consisted of a loss of $5.2 million in 2006 including the $3.5 million impairment charge, a loss of $1.1 million in 2005 and income of $0.1 million in 2004.

17.	Merger with MFW

On December 19, 2006, the Company and MFW entered into a definitive merger agreement pursuant to which MFW will acquire the Company for $52.75 per share in cash, representing an approximate transaction value of $1.7 billion (which includes the assumption of debt). Upon completion of the transaction, the Company will become a wholly-owned subsidiary of MFW. The merger is expected to close in the second half of 2007, subject to the satisfaction of customary closing conditions including the approvals of shareholders and regulatory authorities. The transaction is expected to be taxable to shareholders. The merger agreement contains non-solicitation provisions that prohibit the Company from soliciting and limits the Company’s ability to engage in discussions or negotiations regarding a competing proposal to the merger. Under certain circumstances as stated in the merger agreement, a $52.5 million termination fee may be payable by the Company to MFW. There are also circumstances as stated in the merger agreement under which a $52.5 million termination fee and a reimbursement of employee retention bonuses up to $12.0 million may be payable by MFW to the Company. Pursuant to the MFW merger agreement, the Company is not permitted to pay a dividend other than its normal quarterly dividend not exceeding $0.175 per share. MFW is the parent company of Clarke American, a competitor of the Company. Clarke American provides direct marketing services, customer contact solutions and checks and check related solutions to financial institutions.

On January 26, 2007, an alleged shareholder of the Company filed a purported class action complaint in the Superior Court of Fulton County, Georgia against the Company, certain members of its board of directors, MFW, H Acquisition Corp., and Ronald Perelman. The complaint alleges that the Company’s board of directors breached its fiduciary duties to the Company’s shareholders in approving and adopting the merger agreement by, among other things, agreeing to merger consideration that is allegedly unfair to the Company’s shareholders and agreeing to allegedly unreasonable deal protection measures in the merger agreement. The complaint further alleges that the Company’s board of directors breached its fiduciary duties by failing to disclose certain information in the preliminary proxy statement filed with the Securities and Exchange Commission (‘‘SEC’’). The lawsuit seeks, among other things, to enjoin the completion of the merger and to recover costs and disbursements incurred by the plaintiff, including reasonable attorneys’ fees and experts’ fees. The Company believes that the lawsuit is without merit.